Exhibit 99.1
Remarks by Marty Barrington, Altria Group, Inc.’s (Altria) Chairman, CEO and President, and other members of Altria’s senior management team
2017 Altria Investor Day
Richmond, Virginia
November 2, 2017
Remarks by Bill Marshall
Good morning everyone and thank you for joining us in Richmond or on the webcast. For those of you I have not met, I’m Bill Marshall, Vice President of Investor Relations. We have a great day planned for you, which we’ve already started with our brand experience. In a moment, you’ll hear from our leaders who will discuss both today’s success, and our vision for the future of our company. For those of you joining us in person, you’ll continue to have the chance to meet and speak with many of our talented employees and see some of our state-of-the-art operations. A number of our executives are joining us here today - this is a snapshot of those who are speaking or representing our brands. We’ll begin with prepared remarks, but are planning to break for several Q&A sessions throughout the day, so you will have plenty of opportunities to ask any questions you may have.

Many of you are familiar with our story. Today, we want you to truly Experience Altria and get a glimpse of how we operate every single day.

But before we start, we have a few of the usual reminders: our remarks today contain certain forward-looking statements and reference non-GAAP financial measures. Please direct your attention to the Forward-Looking and Cautionary Statements for a description of the various factors that could cause our actual results to differ materially from projections included in today’s remarks. Reconciliations and further explanations of the non-GAAP financial measures discussed today are available on altria.com and on the Altria Investor App.

Future dividend payments and share repurchases remain subject to the discretion of Altria’s Board of Directors. The timing of share repurchases depends on marketplace conditions and other factors.

With that, it’s my pleasure to turn it over to Marty Barrington.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

Remarks by Marty Barrington
Welcome, everyone, to Altria’s 2017 Investor Day. We’re thrilled to have you at our Manufacturing Center in Richmond and to showcase some of the extraordinary capability that has driven Altria to decades of market leadership and that we believe will continue to drive our leadership for decades to come. Welcome also to those of you listening by webcast.

My role as we begin is to provide a framework for the conversation we’re going to have with the talented members of our team. My principal focus will be on how Altria’s companies, which have led the U.S. tobacco industry on the combustible side of the business for decades, simultaneously have been preparing to win in the emerging opportunity to provide adult tobacco consumers with non-combustible, nicotine-containing products that are authorized by the U.S. Food and Drug Administration (FDA or the Agency).

We strongly believe that businesses that are great over the long term - like ours - both maximize today’s business while preparing for tomorrow’s.

And Altria has been doing just that.

We’re all familiar with how Altria’s companies have been the undisputed market leaders in the U.S. tobacco industry for decades, so we won’t dwell on what you already know: that we have the best products and brands, including Marlboro and Copenhagen. That these brands enjoy the highest equity in their categories. That Marlboro, at more than 43 retail share points, is by far the largest and most profitable brand in the cigarette category; that it’s been the leading brand in the category for over 40 years. And that Marlboro is the share leader in all 50 states.

Or that Copenhagen, at nearly 34 retail share points, is the largest brand in the moist smokeless tobacco (MST) category. And that Copenhagen, combined with Skoal, gives U.S. Smokeless Tobacco Company LLC (USSTC) more than 50% retail share of the category.

Or that our manufacturing capability is state-of-the-art, as you’ll see for yourself today.

Or our sales capability. Our sales organization - Altria Group Distribution Company (AGDC) - covers more than 240,000 retail locations in America, ensuring that our tobacco companies’ brands are

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017 well-presented, merchandised to adult tobacco consumers in a compelling and responsible way and that our trade programs align our important trade partners with our commercial objectives. AGDC’s efforts result in broad distribution of our tobacco companies’ offerings in the marketplace, with extraordinary speed and quality of execution. For example, when USSTC launched Copenhagen Mint, AGDC achieved 90% distribution of the product by week three. And AGDC can distribute a pack of cigarettes anywhere in the U.S. for less than a third of the cost of a postage stamp. According to our annual survey of retail customers, AGDC’s sales force was recognized for the third year in a row as best-in-class within the industry, with an overall satisfaction score of 89%, significantly higher than the other leading tobacco manufacturers.

It’s also undisputed that Altria has combined these advantages to build the most profitable U.S. tobacco business.

In 2016, the smokeable products segment contributed $8 billion in adjusted operating companies income (OCI), with adjusted OCI margins of more than 48%. The segment now has further growth potential with the inclusion of Sherman Group Holdings, LLC and its subsidiaries (Nat Sherman), which Altria acquired in January of 2017.

The smokeless products segment contributed $1.2 billion in adjusted OCI, with adjusted OCI margins of more than 64%.

These businesses, plus the substantial combined income from our wine and beer assets, have propelled Altria to the U.S. tobacco industry’s leading financial metrics.

And I know we’ll all remember what this has meant for shareholders. From 2007 through 2016, we increased our adjusted diluted earnings per share (EPS) from $1.51 to $3.03, a compounded annual growth rate of 8%. Over the same period, we increased our dividend from $1.16 to $2.44, a compounded annual growth rate of 8.6%. And in August, we increased our dividend by an additional 8.2% to $2.64.

From 2011 through 2016, we returned more than $28 billion in cash to shareholders in the form of dividends and share repurchases. For reference, $28 billion is larger than the market caps of Kellogg, Dr. Pepper Snapple and Clorox. And in five of those six years, Altria’s annual total shareholder return was more than 20%.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

So that’s been our success in our core businesses.

What’s equally important to understand is how Altria has - at the same time - been preparing to win on a new axis of competition: innovative, reduced-risk products. So let’s turn to that.

First, we began this journey more than 15 years ago when we made the bold decision to pursue federal legislation to grant the FDA jurisdiction over tobacco, legislation that was required to establish the possibility of bringing innovative, reduced-risk products to market. Today, we have a national framework that sets the rules and provides the means to pursue innovative, reduced-risk products: it’s the Tobacco Control Act (the Act). But that wasn’t always so and some seem to have forgotten how we got here.

It was because of Altria’s leadership - and only Altria, alone in the industry. Why? Because we wanted to bring innovative, reduced-risk products to adult smokers that were less harmful than conventional combustible cigarettes. We believed that consumers were entitled to receive accurate and scientifically-grounded communications about them - including communications about their lower risk relative to cigarette smoking. And we understood that the only way that could ever happen was through comprehensive federal legislation.

Many criticized us for leading on this issue, but we stayed the course. Other tobacco companies lobbied and fought against us, long and hard. And it took nearly a decade of investment and hard work by us, along with others who supported this approach.

But it finally happened, in 2009, when the Act became law. With the Act came the first key element to support the pursuit of innovative, reduced-risk products: the legal and regulatory structure. The Act isn’t perfect, of course; comprehensive federal legislation rarely is. Its benefits come with some challenges, like the authority to issue product standards, including for nicotine, and the substantial equivalence process. We’ll discuss our view on both of these topics later. But in short, of course Altria is ready for the introduction of innovative, reduced-risk products. After all, we helped make it possible.

Second, to win in this new environment, we immediately set out to acquire top talent for best-in-class regulatory and product development capability. We established a highly capable Regulatory Affairs group, led by Jim Dillard, a former FDA leader with nearly 15 years of experience with the Agency and deep tobacco experience. His team, working with Research and Development, the Law department and our operating companies, led us through the transition and more than eight years of FDA regulation.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

More recently, we’ve expanded Murray Garnick’s responsibilities beyond his General Counsel role to include Regulatory Affairs, while Jim focuses even more on product development and regulatory science.

This year we’re celebrating the 10th anniversary of our $350 million Center for Research and Technology, which is just miles from here. We built it to house our team of more than 400 scientists, physicians, product developers, engineers, regulatory experts and others who are developing innovative products, pursuing their regulatory authorization and constructively engaging with the FDA on policy. It also contains our Consumer Opinion Center, where our teams interact with adult tobacco consumers for real-time feedback to inform product development.

We continue to supplement this team with numerous experts - including experts with FDA experience - to advance our harm reduction goals. Jim will speak to all this a bit later.

We firmly believe that Altria has assembled the best talent, skills and capability in the industry, equipped them with the resources they need and set them in the right direction: to introduce new, FDA-authorized, reduced-risk products as the next leg of our commercial success. So we’ll be clear: We aspire to be the U.S. leader in authorized, non-combustible, reduced-risk products.

Third, Altria has relentlessly and effectively advocated for tobacco regulatory policy that recognizes the continuum of risk, that promotes innovative products for consumers and that permits manufacturers to communicate truthful information to consumers about these products. As we’ve already discussed, we’ve been advocating this since before the Act was passed. And while it’s now well understood by policy-makers that nicotine itself is not the problem, but rather its delivery by combustion, this was not always so. It required science- and evidence-based proof, highly effective argumentation and much engagement to win the day - and that is exactly what our deep, experienced and talented external and government affairs, regulatory and law teams have been doing.

For example, as early as 2009, we provided the FDA with a comprehensive science- and evidence-based analysis advocating that the FDA regulate tobacco products based on the continuum of risk. Since that time, we’ve engaged extensively with the Agency and others through scientific and public health conferences, such as the Food and Drug Law Institute Annual Conference and the ENDS Conference, to advance our views and encourage others to support this approach. We thus were very gratified and not surprised in the least to hear the FDA announce in July that this is now official policy.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

Fourth, Altria’s companies have been steadily building compelling platforms of non-combustible, nicotine-containing products with the potential for reduced harm. It’s a portfolio approach, and portfolio is an important word. Not all consumers want the same experience, and that’s certainly true in the tobacco category. So it’s important to provide them with product choice. It’s also true that too many initiatives can dilute focus. So we have been concentrating on three platforms within our innovative products portfolio, which are the three that presently hold the most promise for U.S. adult tobacco consumers. You see them here: smokeless tobacco and oral nicotine-containing products, e-vapor, and heated tobacco.

The first platform is in fact the largest and most profitable non-combustible tobacco product in the world: smokeless products. We acquired USSTC in 2009, in significant part because we saw cigarette smokers moving to that product, and that’s a trend that has continued. Indeed, about six million U.S. adults now use smokeless tobacco, many of them former cigarette smokers.

From a scientific perspective, based on decades of epidemiology, it is now accepted by most public health researchers that smokeless tobacco, while not safe, is a far less risky way to use nicotine than cigarette smoking. There is no combustion.

We have been preparing our application to the FDA for a modified risk tobacco product (MRTP) designation for Copenhagen Snuff, and we’re pleased to announce this morning that we expect to file that application during the first quarter of 2018. Brian Quigley will explain more shortly.

This platform also includes other oral tobacco and nicotine products, including snus and our Verve discs and chews. We intend to file a premarket tobacco application (PMTA) for Verve discs and chews by the end of 2018.

It’s also important to remember that our smokeless products business is highly commercially successful, as we reversed the very significant downward decline in market share its leading premium brands were experiencing before we acquired them. We’ve already discussed USSTC’s profitability and margins, so we won’t repeat that. Clearly USSTC’s tremendous success in smokeless products is a testament to our ability to build profitable businesses other than combustible cigarettes and grow brands other than Marlboro.

Our second non-combustible platform is e-vapor. Since its start only in 2013, Nu Mark LLC (Nu Mark) has built a leading e-vapor business in the U.S., principally with the MarkTen brand. There are

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017 about 27 million vapers in the world and about 10 million of them are American consumers. In fact, the U.S. is the largest e-vapor market in the world. Many of these vapers are former cigarette smokers. The category is benefiting from improved technology that is providing these adult tobacco consumers with the enhanced flavor, convenience and satisfaction they seek.

Vapor is another non-combustible, nicotine-containing product that does not produce many of the dangerous compounds that combustible cigarettes do. Indeed in the U.K., the Royal College of Physicians is encouraging U.K. smokers to migrate to e-vapor, estimating that e-vapor products are likely 95% less harmful to health than smoking conventional combustible cigarettes. Many other public health authorities agree. So our e-vapor platform provides another choice for cigarette smokers seeking an alternative nicotine experience.

MarkTen now is available in about 65,000 retail locations and has a substantial online business. It has a national share of 13.5% in mainstream channels. In major chain accounts where it’s been selling for the full third quarter it’s even higher, at 27%. We have been preparing PMTA and MRTP applications to submit to the FDA for MarkTen. We expect to file PMTAs by the end of 2018, with MRTP applications to follow. We’re also developing other e-vapor products based on evolving technology and consumer insights to enhance Nu Mark’s portfolio, which Jody Begley will describe. All this is being done with the aim to secure FDA approval of these products, with claims where appropriate.

The third non-combustible platform is of course heated tobacco. Through our agreements with Philip Morris International Inc. (PMI), we have the exclusive right to commercialize the IQOS platform and Heatsticks in the United States once authorized by the FDA. And our dedicated team has been working on our commercialization plans. All of you are familiar with the technology and the encouraging results that PMI has had in international markets, so we won’t review that now.

But it’s important to understand that IQOS and Heatsticks represent an important step forward in the technology of nicotine-containing products with the potential for less risk, and we’re very excited to have that platform in our innovative products portfolio. IQOS is a unique product, protected by intellectual property, and will provide significant first-mover advantage to Altria with the world’s leading heated tobacco product. We’ll work hard to maximize the number of U.S. adult smokers who convert to IQOS. Sarah Knakmuhs will provide more detail about our exciting plans for IQOS shortly.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

I’ll close this section by briefly mentioning two other long-term efforts that we’ve had underway. The first is that we’ve been continuously preparing our organization: by streamlining and simplifying; by relentlessly pursuing better diversity and inclusion; and by encouraging and embracing innovation. Together, this program of cultural adaptation - we call it Unleash Our Potential - has prepared our very talented employees to be ready for the next wave of our competition and success. You’ll see and hear more about that today as you walk our halls and speak with our people.

And finally there’s our enormous financial engine. We have maximized our core businesses that provide us with, among other things, significant free cash flow - an average of more than $4.5 billion per year for the past three years. We also have a strong balance sheet, which we’ve improved so as to be able to make the necessary investments for this next chapter of our success.

Winning long term in this dynamic axis of competition will require the financial firepower and flexibility to invest in products, capabilities and market-building actions as may be appropriate. With the free cash flow we generate and a strong balance sheet, we have plenty of both firepower and flexibility to maintain our dividend payout ratio target of approximately 80% of adjusted diluted EPS and to make the necessary investments. We’ve been investing for years and now, with the FDA’s new direction on innovative products, we’re prepared to make any further investments we need to win.

So back to our framework. Altria remains the undisputed leader in the U.S. tobacco industry, with the best products, brands, manufacturing, sales capability, and strongest financial performance.

Our decades of thought leadership and compelling advocacy to promote harm reduction has created both the enabling legislation and regulatory policy that now accepts harm reduction and innovation as the way forward for adult tobacco consumers.

Anticipating that environment, we have been building a portfolio of the leading platforms of non-combustible, nicotine-containing products for adult tobacco consumers, as well as preparing the scientific case for obtaining regulatory authorizations for them. Indeed, we believe the breadth, quality and focus of our non-combustible product portfolio is second to none.

We have been adapting our organization to win in this dynamic environment. Our structures are more streamlined and more consumer-facing than ever before. Our people are highly capable, embrace the new opportunity and are eager to continue our winning ways.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

And we have an extraordinary financial engine to support these efforts.

So with all that, it should be apparent that we applaud the policy change toward innovation and harm reduction that the FDA announced in July. In fact, we believe the FDA has articulated a compelling vision for the future of innovative products. We welcome that future and embrace the challenge. And because we have been preparing for it for years, we are ready to compete, to win and to sustain the leadership that we cherish, but have never once taken for granted.

Thanks for your attention. Here’s Howard.

Remarks by Howard Willard

Thanks Marty, and good morning everyone. To build on Marty’s remarks, we believe we are at an important moment of change and opportunity for the industry and for our business. Let’s spend a few minutes framing that.

According to data from the FDA’s Population Assessment of Tobacco and Health (PATH) study, over half of adult smokers would consider using a tobacco product if it had a reduced harm claim. This equates to about 22 million adult smokers who are interested in less harmful tobacco products. Successfully converting a significant portion of these adult smokers to our companies’ non-combustible products represents a significant opportunity for both harm reduction and our business.

For years, adult smokers have been trying alternatives to cigarettes, looking for products that provide a similar sensory experience and nicotine satisfaction but with fewer social frictions and potentially less harm. Our research shows that over the past 10 years, the percentage of adult tobacco consumers who exclusively use cigarettes has declined, while exclusive use of non-combustible products has nearly tripled. Still, the vast majority - nearly three quarters - solely use combustible tobacco products. This is true despite many trying alternative products. So while some adult smokers have completely converted to non-combustible products over time, others have either returned to cigarettes or continue to use both. We believe this is in part because the existing products don’t fully satisfy their expectations. We also think it’s due to confusion about the health risks associated with various tobacco products.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

For example, according to the PATH study, 88% of adult tobacco consumers believe smokeless tobacco is as or more harmful than combustible cigarettes. And 45% of adult tobacco consumers believe e-vapor is as harmful or more harmful than combustible cigarettes. And according to our research, the percentage of adult smokers who believe e-vapor is as or more harmful than combustible cigarettes has nearly doubled in the past four years. This is a major barrier to harm reduction.

We believe that a large number of adult smokers are ready to embrace non-combustible products, particularly if equipped with accurate, science-based information about their risk. As today’s products improve, tomorrow’s products become available, and the FDA authorizes manufacturers to communicate accurate risk information, adult smoker conversion will surely accelerate. This will be a win for adult tobacco consumers, for public health and for our long-term commercial success.

In the FDA’s July 28 announcement, the agency acknowledged the continuum of risk for tobacco products and distinguished between the harm associated with combustible versus non-combustible products. We are encouraged by this and by its stated goal to “encourage innovative, less harmful and satisfying non-combustible products for adults who need or want nicotine.”

As Marty said, we aspire to be the U.S. leader in authorized, non-combustible, reduced-risk products. We aim to achieve this goal by offering adult tobacco consumers a portfolio of the leading non-combustible products and brands that deliver on three important expectations: superior sensory experiences and nicotine satisfaction; reduced health risks and accurate risk information; and the avoidance of social frictions associated with combustible cigarettes, such as smoke odor, ash and social isolation. We’ll discuss our progress on each of our three platforms shortly.

Of course, we can only compete in the marketplace with products authorized by the FDA and we can only communicate reduced harm claims if the FDA permits it. We’ve been doing a substantial amount of work to prepare numerous regulatory applications for submission. This slide depicts our five-year regulatory filing plan. We’ll discuss several of these submissions in greater detail this morning, but wanted to first give you a sense of the breadth of our efforts. Of course, much can change over five years, so we may modify this plan as appropriate along the way.

Our significant investments in regulatory science have laid the groundwork for these submissions, and much of the foundational research is already underway. For more on our regulatory science, I’ll turn it over to Jim.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

Remarks by Jim Dillard

Thanks Howard. In order to deliver the PMTA and MRTP applications Howard just discussed, we need substantial scientific support for each of these products. Our framework for tobacco harm reduction guides the science our talented team is generating each day to meet the FDA’s standards. As you can see, we start with the product itself to assess any reduction of harmful or potentially harmful constituents. We conduct numerous toxicology and clinical studies to assess an individual adult tobacco consumer’s actual exposure and health risk, and we conduct both primary studies and secondary research and data analysis to assess and model potential population impact over time. We’ve been building this science base and publishing for years.  And, so far this year, we’ve conducted over a dozen clinical studies, hundreds of thousands of analytical tests and many consumer perception and behavior surveys - all aimed at demonstrating, with rigor, the evidence needed for future marketing authorizations by the FDA.

This work is made possible by our world-class Research, Development and Regulatory Affairs organizations, which comprise over 400 employees dedicated to product research and regulatory sciences. We have the top talent we need, recruited from around the world. They include nearly 195 PhDs and 75 engineers across multiple disciplines. They represent 16 different countries and speak 32 different languages, all working together under one roof and laser focused on advancing Altria’s harm reduction aspiration. Over the past 10 years these employees received over 660 patents and published research in nearly 225 publications.

Much of this work occurs at our 450,000-square-foot Center for Research and Technology - or, as we call it, the CRT. We designed the CRT for functionality, collaboration, and flexibility to meet evolving needs. The end result is a truly world-class facility. It has nearly 150,000 square feet of purpose-designed lab space and the leading equipment which enables us to design new products from start to finish. From biotechnology capabilities within the tobacco seed to on-site prototype testing with adult tobacco consumers in our Consumer Opinion Center, all supported with state-of-the art tools and instrumentation.

And the CRT is located within the Virginia Biotechnology Research Park, a community of nearly 70 private companies, non-profits and research institutes focused on life sciences and innovation. This provides our employees ready access to a wealth of external experts and resources.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

We’re proud of our talented employees and our CRT, and we’re really excited about the future.

Before we turn it over to Brian Quigley to discuss the smokeless products segment, let’s take a glimpse inside the CRT and hear directly from some of these employees.

VIDEO

Remarks by Brian Quigley

Good morning. For those of you I haven’t yet met, I’m Brian Quigley, and for the past five years I’ve had the privilege of leading U.S. Smokeless Tobacco Company. I’ve been with Altria since 2003 and have held various leadership roles at USSTC and Philip Morris USA Inc. (PM USA), including brand management and business development and planning. I’m happy to be with you today to discuss our smokeless tobacco products business.

USSTC is the world’s largest and most profitable non-combustible tobacco business. It’s a great example of how we’ve translated our deep knowledge of adult tobacco consumers and our brand-building expertise into market success in a category outside of cigarettes.

Altria acquired the smokeless business in 2009 for several reasons. First, it was, and continues to be, a growing and highly profitable business, helping Altria meet its earnings growth goals and diversify its business. Second, we observed some adult smokers migrating to the category seeking alternatives to cigarettes. And third, we believed smokeless tobacco products would play an important role in harm reduction, so we wanted to lead the category.

At the time of the acquisition, USSTC had the leading smokeless tobacco brands in the U.S. but was losing an average of two share points per year. Copenhagen’s retail share was about 22% and declining. However, its equity was strong, and we saw an opportunity to revitalize the brand. Over the past eight years we have strengthened Copenhagen, expanded its product portfolio to include Wintergreen and Mint, enhanced its appeal among competitive adult dippers, improved its demographic profile and fine-tuned its pricing strategy. It’s now the largest smokeless brand, with the highest brand equity in the category and nearly 34% retail share in the third quarter of 2017.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

Today, one of every two smokeless tobacco consumers chooses a USSTC brand. We continue to make focused investments to strategically grow our brands and maximize our income growth. From 2009 through 2016, we about doubled adjusted operating companies income to $1.2 billion, and through the third quarter of this year we achieved year-to-date adjusted OCI margins of nearly 68%. We achieved this income growth through an efficient use of our promotional resources as we adopted and deployed Revenue Growth Management, or RGM. This approach allows us to tap our deep understanding of adult tobacco consumer purchase behavior and use advanced analytics to help us compete more effectively.

Through USSTC, Altria has demonstrated the ability to successfully enter a new category and evolve our business to meet changing adult tobacco consumer expectations. USSTC is a strong core operating business and a platform to lead in harm reduction. To that end, our goal is to be the leading oral tobacco and oral nicotine products company with products that appeal to a diverse set of adult tobacco consumers and have the potential to reduce harm.

As Marty previously announced, USSTC will take an important step towards our harm reduction aspiration with our plans to file with the FDA an MRTP application for Copenhagen Snuff in the first quarter of 2018. We believe USSTC is uniquely positioned to achieve this claim because we have been conducting the most comprehensive assessment of the health effects of smokeless tobacco in almost 30 years. This assessment, using decades of epidemiology, clearly shows that smokeless tobacco products are less risky than combustible cigarettes. Let’s walk through a few highlights from the substantial scientific evidence that will support our MRTP application.

The data we’re going to share are based on our analysis of two large, independent, nationally representative datasets from the federal government. These datasets are widely used by health researchers, including the FDA. Copenhagen Snuff is well represented in these studies, providing a solid scientific foundation for an MRTP application.

This chart illustrates our combined analysis of those two government datasets. It overwhelmingly demonstrates, based on decades of U.S. epidemiology, that smokeless tobacco use is less risky than smoking conventional cigarettes. Let me quickly orient you to the slide before I walk through the findings. The gray bar represents the mortality risk associated with cigarette smoking, indexed to 100%, while 0% represents the mortality risk of a non-tobacco user. The small yellow bar represents the relative mortality risk associated with smokeless tobacco use.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

You can see that, when looking at all causes of mortality, smokeless tobacco use is at least 96% less risky than cigarette smoking.

Drilling down to specific groups of diseases, these data show that smokeless tobacco consumers have significantly lower mortality risks for chronic lower respiratory disease, heart disease, lung cancer and digestive cancers. And, contrary to popular belief, even oral cancer risk is substantially lower for smokeless tobacco consumers than for cigarette smokers.

This robust scientific evidence is just one aspect of our MRTP application. While millions of adult smokers also use MST, many others misunderstand the risks associated with smokeless tobacco use versus cigarettes. We’ve conducted substantial research to demonstrate that the modified risk claim we’re seeking is supported by science and understood by adult tobacco consumers. We believe that providing this accurate information to adult smokers would encourage many of them to fully replace cigarette smoking with Copenhagen Snuff, with minimal unintended consequences among non-users. In our MRTP application, we are prepared to demonstrate a net population benefit in terms of additional lives saved and years of life added for adult smokers who switch to smokeless tobacco products. Our view is that the substantial science behind this first MRTP application will serve as a stepping stone for future ones on other USSTC products.

Skoal also plays a targeted role in our harm reduction strategy. While growing profitability on Skoal overall, we are investing to grow Skoal flavor blends and snus. These products appeal to adult smokers who are interested in smokeless alternatives but are looking for familiar flavors and manageable forms to help them transition.

Let’s talk about snus for a moment. While the bulk of USSTC’s business is moist smokeless tobacco, MST only appeals to a subset of adult smokers, and for some there is social friction. While the snus segment is currently small, representing about 4% of the smokeless category, it has been growing faster than the category. Skoal Snus is specifically positioned for adult smokers who are interested in oral alternatives to cigarettes, but who want a spit-free option. It currently comes in two flavors and offers a more discrete, smokeless tobacco product with enjoyable flavor. We will continue to invest in snus, as we believe it will play a role in helping us achieve our goals.

Beyond snus, we see an opportunity to expand our product portfolio to appeal to a more diverse set of adult smokers, including women, many of whom reject MST and snus. Given the number of adult

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017 tobacco consumers who are still searching for a satisfying alternative to cigarettes, we believe oral nicotine products represent another opportunity for USSTC to build on its already strong leadership position in the smokeless tobacco category.

We’ve been conducting extensive research to understand adult smoker interest in other novel forms of oral nicotine-containing products. One promising product we’re testing and enhancing is Verve. Verve is designed to provide adult smokers discrete tobacco enjoyment with reduced social friction. We’ve developed four forms of Verve - Discs, Chews, Chewable Dissolvables and Melts, all in four different flavors. Verve Discs and Chews in Blue and Green Mint flavors are currently in a lead market in Virginia, where results are encouraging. In 2018, we plan to expand the sale of Verve Discs at retail in other geographies and through e-commerce. We also plan to file our first Verve PMTA application in 2018. And we continue to focus on product development and FDA filings to build out a robust portfolio of oral tobacco and oral nicotine products over time.

Wrapping up, we believe our strong platform of products, leading brands and regulatory science positions USSTC to continue to drive profit growth for Altria while also significantly advancing harm reduction in the U.S.

Now I’ll turn it over to Jody to discuss the e-vapor category.

Remarks by Jody Begley

Thanks Brian, and good morning everyone. I’m Jody Begley, President and General Manager of Nu Mark. I joined PM USA in 1995 and have held various leadership positions in PM USA, USSTC and AGDC. For the past two years, I’ve been leading the team that’s building our e-vapor business. I’m happy to share with you the progress we’ve made and some of our future plans.

By way of background, the category saw rapid early growth, from $1.3 billion in consumer spend in 2013 to approximately $2.5 billion in 2016. During that time, there was an influx of new competitors, new products and new e-vapor retail stores. However, many of the early stage e-vapor products failed to satisfy adult smokers’ expectations, and adult smokers increasingly misunderstood the health risks associated with e-vapor products. Over the past five years we saw the rise and fall of multiple leading brands and a flattening of the category growth rate in 2016.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

We continue to believe e-vapor holds great long-term promise. Today the U.S. represents the largest e-vapor market in the world. There are nearly 10 million adults who are current e-vapor users, roughly equal to the number of current adult dippers and large mass cigar smokers combined. And there are another 20 million U.S. adult smokers who tried e-vapor products but went back to smoking cigarettes. With improved products and accurate relative risk information, we believe we can accelerate adult smoker conversion to e-vapor.

Nu Mark entered the category in 2013 with the first generation MarkTen e-vapor product. We’ve been thoughtful and disciplined in building this business and have learned a lot over the past five years. I fully expect Nu Mark to achieve our long-term goal, which is to lead the U.S. e-vapor category through a portfolio of superior reduced risk products that adult smokers and vapers choose over cigarettes and that generate cigarette-like margins at scale. So let’s talk about where we are today and importantly, our plans for the future.

Our product development is informed by a deep understanding of adult smokers and vapers. We know that different segments of adult smokers and vapers are looking for a range of different product formats, flavors, nicotine levels and vapor volumes. As a result, Nu Mark believes a portfolio of products that address a broad spectrum of adult consumer preferences will be required to lead in the U.S. e-vapor market.

The e-vapor category today consists of three primary product formats: cig-alikes; closed tank products; and open tank systems. I’ll start with cig-alike products, which have been Nu Mark’s emphasis to date with MarkTen.

Cig-alike e-vapor products generally appeal to adult smokers looking for an experience that closely resembles cigarette smoking. They want a product that delivers flavor and nicotine satisfaction without the social frictions associated with secondhand smoke, smoke odor and ash. And while they tend to initially prefer traditional, tobacco-forward flavors, we’ve seen a growing preference for additional flavor varieties.

We’ve designed our current MarkTen products to meet these expectations. MarkTen’s patented 4-draw technology delivers a fullness of vapor in the mouth that simulates the draw of a cigarette. There is no smoke odor or ash. And MarkTen offers a range of 14 flavors - five available nationally, and the rest in

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017 lead markets. MarkTen also offers a range of nicotine levels to satisfy different adult consumer preferences.

The MarkTen Bold formulation, currently in a lead market, offers a differentiated sensory experience with greater nicotine satisfaction for current smokers. It includes 4% nicotine by weight and uses a proprietary recipe for nicotine salts with ingredients commonly found in the tobacco leaf. This slide shows the results of our pharmacokinetic, or PK, studies, which we use to measure nicotine delivery. As you can see, MarkTen Bold Classic offers nicotine delivery at levels approaching that of cigarettes. We’ve seen promising early results for MarkTen Bold, and are planning to expand it to about 15,000 additional stores in the fourth quarter of 2017.

We’ve grown MarkTen by focusing on stores with the highest e-vapor volume. MarkTen is currently available in about 65,000 stores and has nearly tripled its market share since 2014. It is now one of the leading e-vapor brands, with a 13.5% retail share in mainstream channels, and 27% retail share in major chain accounts selling MarkTen for the full third quarter of 2017. MarkTen also has promising re-purchase rates, with cartridges comprising nearly 90% of MarkTen sales.

E-commerce also represents a significant opportunity for e-vapor. When Nu Mark acquired Green Smoke in 2014, we also acquired its large and established e-commerce business, which we then used as a foundation for MarkTen’s e-commerce platform. Together, these two sites generate higher e-vapor volume sales for Nu Mark than any single retail chain in the U.S.

We are also building equity in the MarkTen brand with a campaign designed to appeal to a diverse adult tobacco consumer audience. We’re using print, digital advertising, MarkTen.com and direct mail to showcase MarkTen’s brand imagery and connect with adult smokers and vapers.

From a regulatory standpoint, we plan to file PMTAs for our MarkTen products in 2018 with MRTP applications to follow. To support these applications, we’ve been compiling a robust package of scientific research to demonstrate MarkTen’s harm reduction potential compared to smoking cigarettes. Our research includes chemical and physical characterization of the product, a toxicological assessment, clinical studies and consumer perception research. As you can see from this chart, we expect to show that when compared to a reference cigarette, MarkTen Classic reduces exposure to the 13 carcinogens outlined in the FDA’s Electronic Nicotine Delivery System (ENDS) guidance by over 99%. And we intend to

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017 prove that MarkTen e-vapor products can facilitate switching from conventional cigarettes without materially impacting cessation efforts or tobacco initiation among non-users.

So, as you can see, Nu Mark has made substantial progress in the cig-alike segment, and we believe it has a solid runway for the future. While we continue to invest in growing brand awareness and equity, we’ve also made considerable progress reducing costs and have positive gross margins.

Now let’s talk about the closed tank segment. These products consist of pre-filled cartridges of e-liquid that are used in different format devices. These devices span a range of sizes and shapes, but bear less physical resemblance to traditional cigarettes. Adult tobacco consumers interested in these products tend to seek a slightly different product experience. They want flavor and nicotine satisfaction without the visual cues and social frictions associated with cigarettes - and without the complexity of open system products.

Through our joint development agreement with PMI, Nu Mark has exclusive rights to commercialize the “MESH” technology, which we put in the U.S. market before the FDA’s August 8, 2016 deeming deadline. The product consists of a closed tank of e-liquid that is heated through a mesh-like metal plate, rather than the traditional wick and coil method. We’ve received positive results from our initial consumer research, and as a result, we plan to further test this product - called APEX in the U.S. - as a line extension under the MarkTen brand.

Nu Mark has also been working to build strategic partnerships to expand our access to additional products and supply chain capabilities. Two examples of these efforts include a closed tank product designed specifically for current open-system adult vapers called “VIM - by MarkTen” and a small pod-based product that offers a variety of flavorful liquids in a modern, discrete device format called “MarkTen Elite”. These products were in market by August 8, 2016, and we plan to further test both of these propositions in 2018.

Nu Mark has also been evaluating various acquisition opportunities. One example is our recent acquisition of an additional pod-based product called “CYNC”. The CYNC device comes in several forms with a variety of flavorful liquids. This product was also in market by August 8, 2016 and we plan to further test this proposition in 2018 as well.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

Let’s now move to the open system segment. Open systems consist of refillable e-liquid tanks that connect to larger, more powerful devices and batteries. These products are primarily sold in specialty vape shops that offer a range of e-liquids and devices. Adult open-system consumers are seeking flavor variety and vapor fullness. And while they are also seeking stylish and customizable products, some dislike their complexity.

First, let’s acknowledge that the open system segment is likely to face some regulatory hurdles. Some open systems have the potential to be tampered with or misused, and the use of interchangeable elements can vary device performance and vapor chemistry in unknown ways. Further, from a user experience perspective, we believe emerging closed-tank products can meet some of the desires of open-system vapers with less complexity.

That said, open systems represent a large e-vapor segment and an excellent learning opportunity.

Recently we made a minority investment in Avail Vapor, LLC (Avail), one of the largest vape store chains in the nation with over 100 company-owned stores. Within those retail stores, Avail sells over 100 premium Avail-branded liquids and a wide range of predominantly open-system devices. The company manufactures its own liquids in a state-of-the-art ISO-certified clean room. It also has a full-service analytical science laboratory to support regulatory compliance.

We have already benefited in various ways from this investment in Avail. We’ve gained a better understanding of the vape store channel and adult open-system vapers, and have access to extensive data around adult vaper purchasing patterns. Through their retail stores, we’ve also learned a great deal about educating adult tobacco consumers about new products - insights Altria’s companies can apply to other areas of their reduced-risk portfolios going forward.

To wrap up, we recognize that innovation can be achieved in multiple ways - through organic product development, through strategic partnerships and acquisitions like the ones I’ve discussed. We have an existing portfolio of products in multiple formats to meet the expectations of a range of adult smokers and vapers. And we have a promising pipeline of future e-vapor products in development.

Now I’ll turn it over to Sarah to discuss heated tobacco products.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

Remarks by Sarah Knakmuhs

Thanks Jody. Good morning everyone. I’m Sarah Knakmuhs, Vice President of PM USA’s Heated Tobacco Products group. It’s great to see so many familiar faces from my prior role in Investor Relations. Today I’m here to share an update on our exciting plans in the heated tobacco products space.

Clearly, the IQOS tobacco heating system is an important step forward in providing tobacco enjoyment to adult tobacco consumers with the potential for less risk. For those U.S. adult smokers seeking an alternative to conventional cigarettes, IQOS will offer a great sensory experience with similar nicotine satisfaction in a familiar format, using real tobacco, but with no ash and less lingering odor. And at the same time, PMI’s extensive regulatory filings for IQOS present a compelling case for the product’s harm reduction potential. For example, the research demonstrates that IQOS reduces levels of 18 harmful and potentially harmful constituents identified by the FDA by over 90%, and reduces levels of 15 known carcinogens by more than 95% versus conventional cigarettes.

Internationally, 3.7 million adult smokers have switched to IQOS, and we’re excited to offer this choice in the future to U.S. combustible cigarette smokers. Given its harm reduction potential, our goal is to maximize the number of U.S. adult smokers, who would otherwise continue to smoke, who convert to IQOS. So let’s talk about our planned approach to this.

Because we’ll be building a new tobacco category in the U.S. from the ground up, we’re designing innovative new tools to raise adult smoker awareness of the product, provide education and product trial, and support their conversion to IQOS over time. We’ll discuss each of these areas in a moment, but first a quick reminder on the regulatory process and timelines.

As you know, we’ve been working closely with PMI throughout this process. The FDA is currently reviewing both a PMTA and an MRTP application for the IQOS device and three variants of Marlboro Heatsticks - one non-menthol and two menthol.

Let’s take the PMTA first. If authorized, PM USA will be able to sell IQOS in the U.S. without a modified risk claim. PMI submitted the PMTA in March 2017, and the FDA accepted it for scientific review this August. The Tobacco Control Act guides the FDA to act on PMTA applications within 180 days of receipt, so a marketing order could be granted as early as February 2018, though the FDA controls that timing.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

The MRTP application was submitted in December 2016, and the FDA accepted it for scientific review this May. If authorized, we would be allowed to explain to consumers that IQOS use presents less health risk than combustible cigarette smoking. Based on this timing, we are hopeful that the FDA will host a Tobacco Products Scientific Advisory Committee, or TPSAC, meeting about the MRTP application in 2018. We are working closely with PMI to prepare for this opportunity.

Of course, ongoing product innovation will be important for category leadership and to maximize adult smoker conversion. Because IQOS is already in over 30 markets around the world, we and PMI are learning quickly from a broad base of adult tobacco consumers and identifying potential product improvements that may appeal to U.S. consumers. For example, we anticipate future device technology upgrades and additional Heatstick varieties and brands. We therefore plan to engage with the FDA to advocate for a streamlined regulatory process that will enable the IQOS system to evolve at a faster pace.

Upon FDA authorization, we’ll begin executing the lead market plans we’re preparing. Our lead market and subsequent expansion markets will be focused in major metropolitan areas, where we can engage a large number of adult smokers efficiently and effectively. While we aren’t announcing the location of our lead market today, I can share with you some of our selection criteria, which include: the size and composition of the adult smoker population; the presence of e-vapor rejecters and competitive adult smokers; a constructive legislative and regulatory environment; and the presence of strong retail partnerships.

Because this will be a new product experience, we will first need to raise adult smokers’ awareness. We plan to leverage the global “This Changes Everything” campaign, while building on Marlboro’s brand recognition and equity. The campaign will communicate that IQOS represents real tobacco pleasure and liberation from some of the inconveniences associated with smoking, like ash and odor. Our consumer research shows this campaign resonates with adult smokers, reinforces Marlboro’s leadership position and aligns seamlessly with Marlboro’s core value of freedom. We plan to run digital banner ads and print ads for IQOS in our lead market.

Once adult smokers are aware of IQOS, we’ll introduce them to the product, educate them about it, guide trial and provide post-purchase support. This morning you visited a prototype IQOS store, which is just one of several retail executions we’re considering. Within the lead market we plan to have IQOS-focused stores and mobile units at select retail partners’ stores and events. Here, adult smokers will be

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017 able to try the IQOS device and all Heatstick varieties with personal assistance from trained salespeople. They will then have the option of either purchasing the IQOS device or initiating a trial period. We will learn from and refine these retail models and sales approaches as we move forward.

We also plan to distribute the product through AGDC’s existing retail partners, many of whom have expressed interest in IQOS. Again, we’re looking to do things differently to maximize this opportunity. In some markets, select sales force members will be organized into dedicated IQOS teams. These will be IQOS experts who have deep product knowledge and can educate our trade partners, provide rapid inventory replenishment and help us collect market information and consumer insights.

We’re also building a consumer engagement and customer care program to support adult smokers as they convert to IQOS. This is a behavior change that can take several weeks, and support during conversion helps. Our trained consumer engagement and customer care professionals will provide one-on-one, personalized guidance, including tips on device usage and maintenance, information about where to buy Heatsticks, and encouragement to convert from conventional cigarettes.

We’re building a comprehensive digital strategy across online, mobile and email. We plan to leverage PM USA’s extensive age-verified adult smoker database, Marlboro digital tools and web analytics to identify potential IQOS consumers and communicate with them about IQOS. And a separate IQOS website will provide adult smokers information about the product, tips on device maintenance and the ability to purchase IQOS devices and accessories. Once an adult smoker purchases an IQOS device, he or she becomes a registered IQOS consumer and receives ongoing digital outreach and customer care.

So, we have extensive plans and will test a range of innovative approaches with our lead market. We expect to learn a lot to inform our future expansion plans. For example, we’ll better understand how U.S. adult smokers consider IQOS and switch to it, how IQOS interacts with the overall tobacco category and how the Marlboro brand name influences perceptions of IQOS and of the brand itself.

Of course, financial performance will also be important. We expect to learn a lot about this from our initial markets, including IQOS pricing dynamics, volume and competitive sourcing. As you can imagine, we’ve done extensive scenario planning to assess potential financial performance across several variables and assumptions.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

Let’s use PMI’s experience in Italy as an example for the competitive sourcing variable. PMI’s share of the cigarette market in Italy is roughly 50%, and in late 2015 nearly three-quarters of in-switching to HeatSticks sourced from PMI brands. One year later, that declined to 67%. Assuming our experience was similar, we would be generating incremental gross profit on IQOS, and after an investment period we would generate incremental total profitability.

In summary, we’re excited about the opportunity to launch a new heated tobacco category in the U.S. We remain optimistic about FDA authorization of the PMTA and MRTP applications, and are looking forward to hearing from the FDA about them in 2018. In short, we’re dedicated to making IQOS a big success in the U.S.

Now I’ll invite Marty and the other presenters back to the stage for a Q&A session.

Remarks by Marty Barrington

We’re now going to transition to the next part of our presentation.

As you know, Altria maintains a dual focus on maximizing our core businesses while innovating for the future. It’s our core tobacco businesses that have allowed Altria to deliver substantial shareholder value over time while providing the funds to invest in the innovative products and supporting regulatory infrastructure you’ve just heard so much about.

I’ll turn the floor over to KC to discuss the largest component of our core, which is the smokeable products segment.

Remarks by KC Crosthwaite

Thanks Marty. I’m KC Crosthwaite, President and CEO of Philip Morris USA, where I oversee PM USA and John Middleton Co. (Middleton). I joined PM USA in 1997 and have held various leadership roles, including VP of Strategy and Business Development and VP & General Manager of Marlboro.

As you heard today, we’re excited about the evolution of the tobacco industry and the role Altria’s businesses will play in transitioning adult smokers to lower risk, non-combustible products. My role at

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

PM USA is to execute the smokeable segment strategy, generating the substantial profits that enable Altria to invest in innovation, new capabilities and harm reduction while continuing to reward shareholders.

Altria’s smokeable products segment consists of three operating companies, PM USA and Nat Sherman in cigarettes and Middleton in machine-made large cigars.

The smokeable segment remains large and highly profitable and, despite the long-term secular decline in cigarette volume, has continued to grow income year over year. Over the past three years, the smokeable products segment grew adjusted operating companies income by more than 7.5% on a compounded annual basis to $8 billion of adjusted OCI in 2016.

We achieved these results by carefully executing our strategy to maximize income while maintaining momentum on Marlboro and Black & Mild over time. We view momentum as continued strength across several brand metrics, including brand equity, demographics, retail share and profitability. Our strategy requires a thoughtful balance of pricing, cost management, retail share performance, equity-building and product innovation to grow segment profits over the long term.

Before we dive into the brand portfolio, let’s talk briefly about a couple of consumer trends we are observing. First, consumer taste preferences continue to evolve as they look for superior experiences and search for increased flavor, which continues to drive menthol growth in cigarettes. On the other end of the spectrum, there is a small, but fast growing, sub-segment of adult smokers adopting a “less is more” view and seeking cigarettes manufactured with just tobacco and water. This sub-segment is likely to continue to grow and Nat Sherman is well positioned to address this opportunity, which we will discuss shortly.

With this backdrop, our companies have a portfolio of leading brands to address these evolving adult smoker trends. The portfolio is led by Marlboro, which remains the top choice for adult smokers, and also includes Parliament, Virginia Slims, Benson & Hedges, L&M in the discount segment and Nat Sherman. Together, these brands represent more than half of the U.S. cigarette industry.

Let’s start with Marlboro, one of the world’s most iconic and valuable brands. PM USA’s introduction of the Marlboro architecture in 2012 provided a broad platform to communicate with adult smokers while staying true to the brand’s essence. The four distinct flavor families opened new ways for Marlboro to express its values and connect with a diverse base of adult smokers, helping to further

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017 strengthen Marlboro’s brand equity, which continues to significantly exceed any other competitive brand. The architecture’s broad reach also strengthens Marlboro’s demographics. Marlboro’s share among smokers 21-29, which was in decline prior to 2012, has stabilized. And today, Marlboro’s share among smokers 21-29 remains at or slightly above its overall share.

As we discussed last week on our third quarter earnings call, we’re very pleased with the financial performance in the smokeable products segment year-to-date, with adjusted OCI growth of 7.4% through the first nine months. Across our brand metrics, Marlboro continues to have category-leading equity, strong demographics and remains highly profitable. As for retail share, Marlboro declined by three tenths of a share point for the first nine months to 43.4%. This is explained by dynamics related to California’s state excise tax increase and elevated competitive activity, including high levels of promotional spending and competitive product launches this year.

Share performance is best measured over years, not quarters. As you can see, from 2011 through 2016, PM USA grew Marlboro share 1.7 share points. And in the first nine months of this year we’ve given back about 0.3 share points. PM USA is addressing Marlboro’s recent share declines by reallocating certain marketing resources, including in California. For example, PM USA has enhanced its retail trade programs to focus retailers on the profitability Marlboro brings to their stores. In this process, PM USA has moved resources from underperforming retail program options and reallocated them behind promotions that support maintaining Marlboro’s leadership position. We believe these actions, combined with our long-term investment in product and packaging innovations, will help stabilize Marlboro’s share and enhance Marlboro’s momentum over the long term.

PM USA continues to invest in Marlboro to maintain the brand’s vibrant franchise, from finding new ways to engage with adult smokers, particularly through digital marketing, to product and packaging innovation.

In digital marketing, Marlboro.com is among the leading consumer packaged goods websites in the U.S., according to comScore. Through the first nine months of 2017, Marlboro has responsibly generated close to 100 million adult tobacco consumer connections. Mobile connections continue to represent more than half of our digital connections, and mobile coupon redemptions are up over 40% versus the same period in 2016. PM USA continues to invest behind its digital platform and plans to introduce Marlboro.com 4.0 by the end of this year. This enhanced platform will allow greater flexibility to quickly change and personalize content and automate brand communications based on an adult

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017 smoker’s engagement. We are rapidly developing the capabilities to deliver personalized value to each adult tobacco consumer. We believe these digital enhancements and initiatives will improve Marlboro’s engagement with adult smokers and build on the brand’s competitive advantage in digital marketing.

On the product side, Marlboro Black Label and Marlboro Ice are the latest innovations from Marlboro. In October, PM USA announced lead markets for Marlboro Black Label in California and Washington state. Marlboro Black Label is a bold and robust non-menthol cigarette in a premium, contemporary and stylish pack that PM USA expects to enhance Marlboro’s premium, non-menthol position.

In menthol, Marlboro menthol remains the nation’s second largest brand. And in the first quarter of 2018, PM USA plans to accelerate its efforts in menthol with the national expansion of Marlboro Ice. Marlboro Ice is a unique, crisp and cool-to-the-finish menthol cigarette in an innovative reseal pack. Its resealable pack technology will be the first of its kind in the U.S. cigarette market. The distinctive new pack and differentiated packaging innovation has patents pending in the U.S.

PM USA is now complementing Marlboro’s menthol portfolio with Benson & Hedges. In October, PM USA announced the expansion of Benson & Hedges Menthol into select stores in three lead markets (Maryland, Washington D.C. and Virginia). This is a premium brand that provides a fresh, cool menthol taste and a distinguished package design. Our research on Benson & Hedges demonstrated strong purchase interest among competitive menthol smokers. Coupled with Marlboro’s menthol offerings, we believe Benson & Hedges Menthol will help PM USA continue to grow its share of the menthol segment.

And in discount, L&M continues to resonate with value-conscious adult smokers. Over the past three years, L&M grew retail share more than any other discount brand without growing the discount segment, and L&M’s brand equity is the highest in the discount category. Despite a challenging competitive environment among discount brands and deep discount brands, L&M has maintained its retail market share throughout 2017.

Beyond PM USA’s legacy brands, Altria is always looking for whitespace opportunities to gain incremental share and profitability. Earlier this year, Altria acquired Nat Sherman - a super-premium brand synonymous with classic American luxury. Shannon Leistra, who you met this morning in the

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017 brand display, runs the business and will join us shortly for Q&A, but in the interest of simplicity of presentation, I will cover the topic.

Since the acquisition in January, Altria successfully integrated Nat Sherman as a standalone operating company, improved its regulatory and compliance procedures, expanded its cigarette production capabilities and integrated with Altria’s distribution system. Additionally, Nat Sherman conducted extensive adult tobacco consumer research on the brand. Acting upon those insights, the team re-designed the product packaging and marketing materials to more clearly communicate a “tobacco and water” value proposition, which you saw in the brand display this morning.

In August, Nat Sherman announced Colorado as its lead market for the re-positioned brand Nat’s, which will be priced at a super-premium price point. The Nat Sherman team believes this new pack will resonate with competitive adult smokers.  The team is looking forward to taking its lead market learnings, quickly fine-tuning its marketing strategies and rapidly expanding nationally.

With Nat Sherman, Altria now has a presence in the fast growing and highly profitable super-premium cigarette segment.   Combining this terrific brand with our companies’ distribution, brand management and consumer engagement capabilities, we have a tremendous opportunity to take incremental market share and income in the super-premium cigarette segment.

Let’s touch briefly on cigars. As you know from our third quarter discussions, Middleton continues to perform well. Middleton’s focus on growing Black & Mild’s leading share in the highly profitable tipped segment continues to produce strong results. Over the last three years, Middleton grew volume by 5.4% per year, increased its share of category profits and strengthened its already sizable share of the tipped segment. We’re extremely pleased with Black & Mild’s performance, and the cigar business’s contribution to the smokeable segment’s profit growth. In fact, since our acquisition of Middleton in 2007, our return on invested capital has significantly exceeded our weighted-average cost of capital (WACC), again demonstrating our ability to profitably build a brand and business over the long term.

Before leaving the smokeable products segment, we want to acknowledge and address the recent FDA announcement, including about a potential nicotine standard for combustible cigarettes. Let me turn the floor over to Murray Garnick, Altria’s Executive Vice President and General Counsel, to share our thoughts on the announcement.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

Remarks by Murray Garnick

Thanks KC. As we have discussed, in late July, Commissioner Gottlieb outlined the FDA’s new multi-year approach to regulating tobacco products and took a meaningful step forward in developing a comprehensive regulatory policy based on the continuum of risk. We are encouraged by the Agency’s new approach in this regard, which acknowledges that nicotine is not the problem - rather, the problem is the combustion delivery mechanism.

You’ve just heard from my colleagues how Altria has been building a compelling portfolio of non-combustible nicotine products to succeed in the future. Now, let me spend a few minutes discussing certain other aspects of the FDA’s new approach.

First, as part of this new approach, Commissioner Gottlieb has directed the FDA to issue regulations outlining what information the FDA expects to be included in substantial equivalence reports and to reconsider its process for determining substantial equivalence for provisional products. As we described at the Consumer Analyst Group of New York conference (CAGNY), this process continues to be onerous and expensive. Given that the FDA will be issuing clarifying regulations, we believe that, as a matter of simple fairness, the Agency should hold off on making any substantial equivalence decisions until it issues those regulations. We continue to engage with the FDA on our submissions for both new and provisional products.

Second, the FDA is planning to consider product standards governing nicotine in combustible cigarettes. This is not new. Since the Act became law in 2009, this has been a possibility and Altria has already been preparing for any reasonable potential standard.

Let me briefly address what a potential nicotine standard rulemaking process would look like and the requirements that FDA must satisfy to implement such a standard.

FDA’s rulemaking process - Mitch Zeller described it as a “multi-year roadmap” - will be a long-term process with multiple opportunities for stakeholders to provide perspective. On July 28, the FDA indicated it intends to issue an advance notice of proposed rulemaking, which asks for information and comments on the concept of a potential nicotine standard. We believe this advance notice is likely to come this year.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

Once the advance notice is issued, the FDA begins to collect information and scientific studies to help determine if a rule is needed. If the FDA determines based on the science and evidence that a rule is needed, it will prepare and publish a specific proposed rule. In so doing, the FDA will have to consider a range of issues from technical achievability to unintended consequences. While there’s no definitive timeframe for a proposed rule, this initial process could easily take years. It’s also important to understand that the issuance of an advance notice does not necessarily mean that the FDA will ultimately issue a proposed or final rule. Indeed the FDA has issued several tobacco-related advance notices and years later still has not issued a proposed or final rule.

Next, the Office of Management and Budget (OMB) will assess the economic consequences of any proposed rule. Also, once the FDA issues a proposed rule, the process of notice and comment begins again. The FDA may receive hundreds of thousands of comments. And, in issuing a final rule, the FDA must address every comment received. Furthermore, any final rule will again go through the OMB before it’s issued. If a final rule is issued, there is a statutory mandated delay of 1 to 2 years before the implementation period. Finally, any final rule would be subject to legal challenges if it’s not grounded in science and evidence or is otherwise contrary to law.

As you can see, this is hardly an easy or straightforward process.

Now let’s talk briefly about the statutory requirements governing a potential nicotine standard. The FDA will need to examine and resolve various complex issues based on science and evidence. They have to consider, for example, if a potential nicotine product standard will perform as intended. That is, the FDA will have to show that a product standard will migrate smokers from combustibles to non-combustibles and not result in widespread withdrawals or compensation, meaning that smokers will not smoke more or take deeper draws to get the same level of nicotine.

The FDA must also consider if a potential product standard is technically achievable. We believe that to be technically achievable any product standard must allow manufacturers to make cigarettes that are sensorially acceptable to adult smokers.

Additionally, the statute bars the reduction of nicotine in cigarettes to zero. It stands to reason that this limitation also prevents the reduction of nicotine in cigarettes to an amount that is functionally no

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017 different from zero, such as when the nicotine is in such small amounts that it has no physiological impact.

Finally, the FDA needs to show that its product standard would not result in widespread unintended consequences, such as the creation of a black market.

There are also practical questions as to how the standard would be measured and implemented. Will FDA measure nicotine levels in the tobacco or the smoke? Will FDA provide a phase-in period and if so for how long?

Additionally, the implementation of any nicotine product standard cannot occur in a vacuum. To accomplish its intended purpose, the FDA would have had to already create the conditions for a marketplace where consumers have access to and information about FDA-authorized reduced-risk products. Commissioner Gottlieb has acknowledged that any proposed nicotine standard would need to be part of a comprehensive package, which also includes steps to foster potentially reduced-risk products.

We’ve already been working for years on key technologies to allow us to meet any reasonable potential standard. We’ve done extensive work on nicotine reduction through cigarette product design, tobacco leaf treatments and tobacco seed technologies. Our biotechnology capabilities have led to several significant discoveries, which we’ve shared at scientific meetings and in multiple patent applications. For example, we’ve developed seed varieties with substantially reduced nicotine levels, from which we are producing small quantities of tobacco for further product development. While these technologies hold promise, it’s premature to comment on their applicability to any specific future FDA standard.

So to sum up, any potential nicotine standard will go through a rigorous science and evidence-based process before it becomes a final regulation. In the interim, we are advancing the development of our non-combustible products portfolio and doing work to prepare for reasonable potential standards. No doubt, this will be a multi-year process, and we are looking forward to participating every step of the way.

BREAK

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

Remarks by Billy Gifford

Welcome back. We hope you found the manufacturing center tour insightful and came away with two key takeaways. First, our meticulous approach to the quality and efficiency of our production process. Second, the quality of our dedicated and passionate people.

We’d like to spend our remaining time discussing why we believe we’ll continue to create enormous value for our shareholders into the future. Then we will again open the floor for questions.

Let’s start by reminding you of our long-term financial goals, which are unchanged:

•	to grow adjusted diluted EPS at an average annual rate of 7% to 9%; and

•	to maintain a dividend payout ratio target of approximately 80% of adjusted diluted EPS.

We pursue these goals by focusing on three strategies:

•	first, to maximize income from the core tobacco businesses over the long term;

•	second, to grow new income streams with innovative tobacco products; and

•	third, to manage our diverse income streams and strong balance sheet to deliver consistent financial performance.

This morning, we described the dynamic and exciting environment for the U.S. tobacco industry. Also, we described our strong track record of successfully managing through changes in our industry. We were successful because we had the tools, talent and experience to win through these changes.

We believe we will continue to win because of:

•	our terrific talent;

•	the strength of our brand portfolio;

•	our approach to cost control and productivity; and

•	the strength of our balance sheet.

Let’s take each one separately, starting with our talent.

Marty addressed earlier how we have been preparing our people for success in the dynamic tobacco landscape. The “Unleash Our Potential” program is as straight forward as it sounds. It

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017 encourages each individual in our organization to unleash his or her full potential and strengthen our talent advantage. For example, our recent productivity initiative was designed to reduce reporting layers and increase spans of control. This design allowed for clearer decision rights and increased responsibility across the enterprise. When we “unleash” our people’s potential, they bring the same dedication and passion that you’ve seen today.

Next is our brand portfolio. The strength of our brands provides robust pricing power in our core businesses. From 2013 through 2016, smokeable products segment net revenue per thousand units, our measure of net price realization, grew at a compounded annual rate of 4.6% and adjusted OCI margins expanded by 6 percentage points to 48.2%. Total smokeable adjusted OCI grew $1.6 billion over this same period, even while the smokeable operating companies expanded their product portfolios, invested in industry-leading digital capabilities, introduced new packaging technologies, battled excise tax increase proposals and met new regulatory requirements.

Similarly, as you heard from Brian, USSTC’s revenue growth management uses data and analytical capabilities with greater precision to compete more effectively. We are now applying RGM across our entire business portfolio. From 2013 through 2016, the smokeless products segment expanded its already high adjusted OCI margins by more than 2 percentage points to 64.4% and increased total segment adjusted OCI by over $200 million.

Our approach to cost control and productivity also contributes to the increased adjusted OCI margins. Our consistent performance and long track record of cost discipline have enabled us to efficiently reallocate resources and invest for the long term. Since 2007 through the third quarter of 2017, our companies’ cost and productivity initiatives have generated approximately $2.3 billion in cost savings. Some of these savings have fallen to the bottom line while some have been reinvested for the future we have been describing. For example, in 2012, we made investments in Marlboro’s equity with the Marlboro architecture. More recently, as part of our 2016 productivity initiative, we invested in strengthening our companies’ digital marketing platform, harm reduction efforts and regulatory capabilities.

Now that the FDA has outlined a clear path forward for harm reduction, we’re prepared to make appropriate additional investments in product development, regulatory science, distribution and brand-building to expand our leadership there. We will make these investments from a position of strength to deliver leading products and brands, as you have seen today.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

The final item is the strength of our balance sheet. We have worked to position our balance sheet to provide the financial firepower and flexibility to be successful in this dynamic environment. Our debt-to-consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) ratio of 1.3 to 1 as of September 30, 2017 is further enhanced by approximately $1 billion of excess cash from operations, after dividends, on an annual basis. Put simply, we have the flexibility and will continue to make the investments we need to win.

To sum up, we believe Altria is well positioned for continued success in this dynamic and exciting environment. We have a strong track record of winning through a changing tobacco industry, and we have the tools, talent and experience to win through changes in the future.

I will wrap up with our guidance. We are reaffirming our 2017 guidance to deliver adjusted diluted EPS in a range of $3.26 to $3.32, representing a growth rate of 7.5% to 9.5% from our adjusted diluted EPS base of $3.03 in 2016.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

Altria’s Profile
Altria’s wholly-owned subsidiaries include Philip Morris USA Inc., U.S. Smokeless Tobacco Company LLC, John Middleton Co., Sherman Group Holdings, LLC and its subsidiaries, Nu Mark LLC, Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation. Altria holds an equity investment in Anheuser-Busch InBev SA/NV.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.
Forward-Looking and Cautionary Statements
These remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in these remarks are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the period ended September 30, 2017.
These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017 develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
In addition, the factors related to Altria’s investment in Anheuser-Busch InBev SA/NV (AB InBev) include the following: AB InBev’s inability to achieve the contemplated synergies and value creation from its business combination with SABMiller plc (SABMiller); that Altria’s equity securities in AB InBev are subject to restrictions on transfer until October 10, 2021; the risk that Altria’s reported earnings from and carrying value of its equity investment in AB InBev may be adversely affected by unfavorable foreign currency exchange rates and other factors, including the risks encountered by AB InBev in its business; the risk that the tax treatment of Altria’s transaction consideration from the AB InBev/SABMiller business combination and the accounting treatment of its equity investment are not guaranteed; and the risk that the tax treatment of the dividends Altria expects to receive from AB InBev may not be as favorable as Altria anticipates.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.
Non-GAAP Financial Measures
Altria reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews certain financial results, including OCI, operating margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, gain on AB InBev/SABMiller business combination, AB InBev/SABMiller special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017 participating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (such settlements and determinations are referred to collectively as NPM Adjustment Items).
Altria’s management does not view any of these special items to be part of Altria’s underlying results as they may be highly variable, may be infrequent, are difficult to predict and can distort underlying business trends and results. Altria’s management believes that adjusted financial measures provide useful additional insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided below.
Altria’s full-year adjusted diluted EPS guidance excludes the impact of certain income and expense items, including those items noted above. Altria’s management cannot estimate on a forward-looking basis the impact of these items on Altria’s reported diluted EPS because these items, which could be significant, may be infrequent, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding GAAP measure for, or reconciliation to, its adjusted diluted EPS guidance.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2016	2013	Change
Net revenues	$22,851	$21,868
Excise taxes	(6,247)	(6,651)
Revenues net of excise taxes	$16,604	$15,217

Reported OCI	$7,768	$7,063
NPM Adjustment Items	12	(664)
Asset impairment, exit and implementation costs	134	4
Tobacco and health litigation items	88	18
Adjusted OCI	$8,002	$6,421	$1,581
Adjusted OCI CAGR 2013-2016	7.6%
Adjusted OCI margins[1]	48.2%	42.2%
Adjusted OCI margin change (2016 vs. 2013)	6.0pp

[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products
($ in millions)
	Full Year Ended December 31,
	2016	2013	Change
Net revenues	$2,051	$1,778
Excise taxes	(135)	(130)
Revenues net of excise taxes	$1,916	$1,648

Reported OCI	$1,177	$1,023
Asset impairment, exit, and implementation costs	57	3
Adjusted OCI	$1,234	$1,026	$208
Adjusted OCI CAGR 2013-2016	6.3%
Adjusted OCI margins[1]	64.4%	62.3%
Adjusted OCI margin change (2016 vs. 2013)	2.1pp

[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Adjusted Diluted Earnings Per Share Results
($ in millions, except per share data)
	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria Group, Inc.	Diluted EPS
For the year ended December 31, 2016
2016 Reported	$21,852	$7,608	$14,244	$14,239	$7.28
NPM Adjustment Items	18	7	11	11	0.01
Tobacco and health litigation items	105	34	71	71	0.04
SABMiller special items	(89)	(32)	(57)	(57)	(0.03)
Loss on early extinguishment of debt	823	282	541	541	0.28
Asset impairment, exit, implementation and acquisition-related costs	206	71	135	135	0.07
Patent litigation settlement	21	8	13	13	0.01
Gain on AB InBev/SABMiller business combination	(13,865)	(4,864)	(9,001)	(9,001)	(4.61)
Tax items	—	30	(30)	(30)	(0.02)
2016 Adjusted for Special Items	$9,071	$3,144	$5,927	$5,922	$3.03

For the year ended December 31, 2007
2007 Reported	$4,678	$1,547	$3,131	$3,131	$1.48
Asset impairment, exit and implementation costs	469	169	300	300	0.15
Recoveries from airline industry exposure	(214)	(77)	(137)	(137)	(0.06)
Interest on tax reserve transfers to Mondelez International, Inc.	77	27	50	50	0.02
Tobacco and health litigation items	29	11	18	18	0.01
Tax items	—	168	(168)	(168)	(0.09)
2007 Adjusted for Special Items	$5,039	$1,845	$3,194	$3,194	$1.51

Adjusted diluted EPS CAGR 2007-2016					8.0%

Note: Represents 2007 financial results from continuing operations.

Altria Group, Inc. and Consolidated Subsidiaries, Free Cash Flow
($ in millions)
	Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2014
Net cash provided by operating activities	$3,791	$5,810	$4,663
Capital expenditures	(189)	(229)	(163)
Free cash flow	$3,602	$5,581	$4,500

3-year average free cash flow			$4,561

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products
($ in millions)
	Full Year Ended December 31,
	2016	2009	Change
Net revenues	$2,051	$1,366
Excise taxes	(135)	(88)
Revenues net of excise taxes	$1,916	$1,278

Reported OCI	$1,177	$381
Asset impairment, exit, integration, implementation and acquisition-related costs	57	251
Adjusted OCI	$1,234	$632	95.3%
Adjusted OCI margins[1]	64.4%	49.5%

[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products
($ in millions)
Nine Months Ended September 30, 2017
Net revenues	$1,580
Excise taxes	(99)
Revenues net of excise taxes	$1,481

Reported OCI	$951
Asset impairment, exit and implementation costs	52
Adjusted OCI	$1,003
Adjusted OCI margins [1]	67.7%

[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Nine Months Ended September 30,
	2017	2016	Change
Net revenues	$17,355	$17,398
Excise taxes	(4,581)	(4,769)
Revenues net of excise taxes	$12,774	$12,629

Reported OCI	$6,564	$5,955
NPM Adjustment Items	(5)	12
Asset impairment, exit, implementation and acquisition-related costs	22	105
Tobacco and health litigation items	16	72
Adjusted OCI	$6,597	$6,144	7.4%

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2016	2013	Compounded Annual Growth Rate
Net revenues	$22,851	$21,868
Excise taxes	(6,247)	(6,651)
Revenues net of excise taxes	$16,604	$15,217

Shipment volume (units in millions)[1]	124,333	130,510

Revenues net of excise taxes per 1000 units[2]	$133.54	$116.60	4.6%

[1] Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to and in Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.

[2] Revenues net of excise taxes per 1000 units are calculated as revenues net of excise taxes divided by shipment volume multiplied by 1000.

Altria Group, Inc. and Consolidated Subsidiaries, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the Debt Covenant*
($ in millions)
Twelve Months Ended September 30, 2017**
Consolidated net earnings	$15,537
Equity earnings and noncontrolling interests, net	(568)
Gain on AB InBev/SABMiller business combination	(14,105)
Dividends from less than 50% owned affiliates	770
Provision for income taxes	7,816
Depreciation & amortization	210
Asset impairment and exit costs	80
Interest and other debt expense, net	701
Consolidated EBITDA	$10,441

Long-term debt	$13,890
Discount on debt and debt issue costs	127
Total Debt	$14,017

Total Debt / Consolidated EBITDA	1.3
*Reflects the terms “Consolidated EBITDA” and “Debt” as defined in Altria’s senior unsecured revolving credit agreement.
**Twelve months ended September 30, 2017 data is calculated by adding the relevant nine months 2017 and full-year 2016 financial data, then subtracting the corresponding nine months 2016 results.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017

Altria Group, Inc. and Consolidated Subsidiaries, Adjusted Diluted Earnings Per Share Results
($ in millions, except per share data)
	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria Group, Inc.	Diluted EPS
For the nine months ended September 30, 2017
Reported	$7,645	$2,386	$5,259	$5,256	$2.72
NPM Adjustment Items	4	2	2	2	—
Tobacco and health litigation items	18	6	12	12	0.01
AB InBev special items	109	38	71	71	0.04
Asset impairment, exit, implementation and acquisition-related costs	77	30	47	47	0.02
Gain on AB InBev/SABMiller business combination	(445)	(156)	(289)	(289)	(0.15)
Tax items	—	321	(321)	(321)	(0.16)
Adjusted for Special Items	$7,408	$2,627	$4,781	$4,778	$2.48

Source: Altria Group, Inc.

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Remarks by Altria’s Chairman, CEO and President and other members of Altria’s senior management team at Altria's Investor Day, November 2, 2017